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                                                                     Exhibit 3.1



            CERTIFICATE OF DESIGNATION OF THE RIGHTS, PREFERENCES AND

                                      TERMS

                                     OF THE

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                          CENTENNIAL TECHNOLOGIES, INC.

           ----------------------------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

           ----------------------------------------------------------


         We, the undersigned duly authorized officers of CENTENNIAL TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "COMPANY"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors of the Company on December 16, 1999, adopted the following resolution creating a series of sixty thousand (60,000) shares of Series B Convertible Preferred Stock, par value $.01 per share:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company, as amended (the "CERTIFICATE OF INCORPORATION"), there hereby is created out of the shares of Preferred Stock, par value $.01 per share, of the Company authorized in Article 4 of the Certificate of Incorporation (the "PREFERRED STOCK"), a series of Preferred Stock of the Company, to be named "SERIES B CONVERTIBLE PREFERRED STOCK," consisting of sixty thousand (60,000) shares, which series shall have the following designations, powers, preferences and relative, optional and other special rights and the following qualifications, limitations and restrictions:

         1. DESIGNATION AND RANK. The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $0.01 per share (the "SERIES B CONVERTIBLE PREFERRED STOCK"). The maximum number of shares of Series B Convertible Preferred Stock shall be sixty thousand (60,000) shares. The Series B Convertible Preferred Stock shall rank senior to the common stock, par value $.01 per share, of the Company (the "COMMON STOCK"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Convertible Preferred Stock, including but not limited to the Series A Junior Participating Preferred Stock. Subject to Section 3 hereof, the Board of Directors may by resolution issue and designate additional series or classes of preferred stock which may rank senior to, junior to, or on parity with the Series B Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, redemption rights and the other rights preferences and privileges of such preferred stock. Shares ranking senior to, on a parity with, and junior to the Series B Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, as the case may be, are hereinafter referred to as "SENIOR STOCK," "PARITY STOCK" and "JUNIOR STOCK," respectively.

         2. DIVIDENDS. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock (excluding any dividend or other distribution for which adjustment to the Conversion Ratio is provided by Section 5(e) hereof), each holder of shares of Series B Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received, if on such record date such holder was the holder of record of the number of shares of Common Stock into which the shares of Series B Preferred Stock then held by such holder are then convertible.

         3. VOTING RIGHTS.

                  (a) CLASS VOTING RIGHTS. The Series B Convertible Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as at least ten percent (10%) of the original issuance of the Series B Convertible Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series B Convertible Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be necessary for effecting or validating:

                           (i) the increase in the authorized or issued amount of Series B Convertible Preferred Stock, or the authorization, creation or issuance of shares of any class or series of stock, or any security convertible into shares of any class or series of stock, ranking senior to or on parity with the rights, preferences, privileges and powers of, or restrictions provided for the benefit of, the Series B Convertible Preferred Stock;

                           (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or By-Laws of the Company, or this Certificate of Designation, so as to adversely affect any right, preference, privilege or power, or restriction provided for the benefit of, the holders of the Series B Convertible Preferred Stock; and

                           (iii) any corporate or shareholder action which reclassifies any outstanding shares of the Company into shares having a preference or priority right to receive dividends or assets senior to or on a parity with the preference of the Series B Convertible Preferred Stock.

                  (b) GENERAL VOTING RIGHTS. Except with respect to transactions upon which the Series B Convertible Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware law, the Series B Convertible Preferred Stock shall vote together with the Common Stock on any matter submitted to a vote of the stockholders (whether at a meeting or by written consent). For the purposes of any matter in which the Series B Convertible Preferred Stock votes together with the Common Stock, each share of Series B Convertible Preferred Stock shall have the number of votes equal to the number


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


of shares of Common Stock then issuable upon its conversion into Common Stock pursuant to Section 5 hereof.

         4. LIQUIDATION RIGHTS.

                  (a) LIQUIDATION PREFERENCE. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series B Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to eighty dollars ($80) per share (the "LIQUIDATION PREFERENCE AMOUNT") of the Series B Convertible Preferred Stock plus any declared but unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If, following payment in full of Senior Stock, the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any declared but unpaid dividends payable to the holders of outstanding shares of the Series B Convertible Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series B Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series B Convertible Preferred Stock and the other classes of stock on a parity with the Series B Convertible Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by the Company's independent, outside accountant) or a combination thereof; PROVIDED, HOWEVER, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Convertible Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any declared but unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any declared but unpaid dividends to which each holder is entitled, such holders of shares of Series B Convertible Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

                  (b) LIQUIDATION, DISSOLUTION AND WINDING UP. For purposes of this Section 4, each of the following shall be deemed a liquidation, dissolution or winding up of the Company: (i) a consolidation or merger of the Company with or into any other corporation or corporations, or a transaction or series of transactions in which fifty percent (50%) or more of the voting shares of the Company is disposed of or conveyed to a single person or a Group (as defined under the Securities Exchange Act of 1934, as amended); and (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company. In the event of the merger or consolidation of the Company with or into another corporation which does not constitute a liquidation, dissolution or winding up of the Company, the Series B Convertible Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (c) NOTICES. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable. The written notice required by this Section 4(c) shall be deemed given if delivered personally or by facsimile or three (3) business days


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


following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company, no less than forty-five (45) days prior to the payment date stated therein.

         5. CONVERSION. The holder of Series B Convertible Preferred Stock shall have the following conversion rights (the "CONVERSION RIGHTS"):

                  (a) RIGHT TO CONVERT. Each share of Series B Convertible Preferred Stock shall be convertible, at the holder's option, at any time or from time to time, into a number of fully paid and nonassessable shares of Common Stock at a ratio of ten (10) shares of Common Stock for each share of Series B Convertible Preferred Stock (the "CONVERSION RATIO"). The Conversion Ratio is subject to adjustment as hereinafter provided.

                  (b) MECHANICS OF CONVERSION. To exercise the conversion privilege set forth in Section 5(a) hereof, the holder of shares of Series B Convertible Preferred Stock shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Company and sufficient to transfer the Series B Preferred Stock being converted to the Company free of any adverse interest, at the principal offices of the Company or any of the offices or agencies maintained for such purpose by the Company ("CONVERSION AGENT") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Company or such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series B Preferred Stock as aforesaid, the Company or its Conversion Agent shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof. New certificates shall be issued representing the balance of any shares of Series B Preferred Stock covered by certificates surrendered for conversion in any case in which fewer than all of the shares of Series B Preferred Stock represented by a certificate are converted. Each conversion pursuant to Section 5(a) hereof shall be deemed to have been effected immediately prior to the close of business on the date on which the shares of Series B Preferred Stock shall have been so surrendered and such notice shall have been received by the Company as aforesaid.

                  (c) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock, as determined in good faith by the Board of Directors of the Company.

                  (d) HOLDER OF RECORD. The person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon a conversion of the Series B Convertible Preferred Stock shall be deemed to have become the holder or holders of record of the Common Stock represented thereby at the effective date of such conversion, unless the stock transfer books of the Company shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately prior to the open of business on the next succeeding day on which such stock transfer books are open, and such person or persons shall be


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deemed to have become such holder or holders of record of the Common Stock represented thereby at the open of business on such later day.

                  (e) ADJUSTMENTS OF CONVERSION PRICE.

                           (i) ADJUSTMENTS FOR STOCK SPLITS AND COMBINATIONS. If the Company shall, at any time or from time to time after the date of filing of this Certificate of Designation, effect a stock split of the outstanding Common Stock, the Conversion Ratio shall be proportionately increased. If the Company shall at any time or from time to time after the date of filing of this Certificate of Designation, combine the outstanding shares of Common Stock, the Conversion Ratio shall be proportionately decreased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                           (ii) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND
         DISTRIBUTIONS. If the Company shall at any time or from time to time after the date of filing of this Certificate of Designation, make or issue, or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Ratio shall be increased proportionately as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by increasing the Conversion Ratio such that each share of Series B Convertible Preferred Stock shall be converted into ten (10) shares of Common Stock plus the number of additional shares of Common Stock per share of Series B Convertible Preferred Stock that each holder of a share of Common Stock is entitled to receive in payment of such dividend or distribution.

                           (iii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock at any time or from time to time after the date of original issuance of the Series B Convertible Preferred Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Sections 5(e)(i) and (ii)), then, and in each event, an appropriate revision to the Conversion Ratio shall be made and provisions shall be made (by adjustments of the Conversion Ratio or otherwise) so that the holders of the Series B Convertible Preferred Stock shall have the right thereafter to convert the Series B Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, which such holders would have received had such holders' Series B Convertible Preferred Stock been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                           (iv) NO IMPAIRMENT. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Convertible Preferred Stock against impairment. The Company may in its sole discretion make such adjustments in the Conversion Ratio, in addition to those required by paragraphs 5(e)(i), (ii) and (iii) above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipient.

                           (v) CERTIFICATES AS TO ADJUSTMENTS. Upon occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Convertible Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Convertible Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Ratio in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Convertible Preferred Stock.

                           (vi) ADJUSTMENTS FOR CONVERSION SHARES OTHER THAN COMMON STOCK. In the event that at any time as a result of an adjustment made, the holder of any share of Series B Convertible Preferred Stock thereafter converted shall become entitled to receive any shares of the Company other than Common Stock, thereafter the Conversion Ratio of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to readjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained herein.

                           (vii) ISSUE TAXES. The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series B Convertible Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of the Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. In the event that, at any time after the date of original issuance of the Series B Convertible Preferred


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


Stock: (i) the Company shall declare a dividend or other distribution on its Common Stock, (ii) the Company shall authorize a distribution of assets or property to all holders of its Common Stock, (iii) the Company shall authorize the issuance to all holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of Common Stock or any other subscription rights or warrants, (iv) the Company shall reclassify its capital stock (other than a subdivision or combination of its outstanding shares of Common Stocks), (v) the Company shall effect any consolidation or merger for which approval of any stockholders of the Company is required (other than a consolidation or merger which is deemed a liquidation, dissolution or winding up of the Company pursuant to Section 4 hereof), then the Company shall cause to be mailed to each transfer agent for the Series B Convertible Preferred Stock and to the holders of record of the outstanding shares of Series B Convertible Preferred Stock, at least twenty (20) days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation or merger is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation or merger.

                  (g) RESERVATION OF COMMON STOCK. The Company shall, so long as any shares of Series B Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Convertible Preferred Stock then outstanding The Company shall, from time to time in accordance with the General Corporation Law of the State of Delaware, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company's obligations under this Section 5(g).

                  (h) REGULATORY COMPLIANCE. If any shares of Common Stock to be reserved for the purpose of conversion of Series B Convertible Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

         6. TRANSFERABILITY. Shares of Series B Convertible Preferred Stock can only be transferred to Affiliates of the original holders of such shares or to an aggregate of not more than five (5) third parties. Such third party transferees can only transfer the shares of Series B Convertible Preferred Stock to their Affiliates. For the purposes of this Section 6, "Affiliates" means any individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization directly or indirectly controlling, controlled by or under direct or indirect common control with such holder. Nothing in this Section 6 is intended in any way to limit or restrict the Conversion Rights under Section 5 or the transferability of the shares of Common Stock issued upon the exercise of such Conversion Rights.


                                       7
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         7. REDEMPTION. The Company shall have neither the right nor the obligation to redeem any of the outstanding Series B Convertible Preferred Stock, and holders of the Series B Convertible Preferred Stock shall not have the right to demand the redemption of any of the outstanding Series B Convertible Preferred Stock.

         8. NO REISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK. No share or shares of Series B Convertible Preferred Stock acquired by the Company by reason of purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.

         9. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock certificates representing the shares of Series B Convertible Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Series B Convertible Preferred Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; PROVIDED, HOWEVER, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such shares of Series B Convertible Preferred Stock into Common Stock.


               [Remainder of this page intentionally left blank.]



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         IN WITNESS WHEREOF, the Company has caused this Certificate of
Designation to be executed by a duly authorized officer on the 29th day of December, 1999.

                                      CENTENNIAL TECHNOLOGIES, INC.


                                      By:     /s/ RICHARD J. PULSIFER
                                              ----------------------------------

                                      Name:   Richard J. Pulsifer

                                      Title:  Chief Financial Officer, Secretary
                                              and Treasurer



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